Exhibit 10.17

SEPARATION AGREEMENT
AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is entered into by and between Mahedi A. Jiwani (“Jiwani”) and Uroplasty, Inc. (“Uroplasty”).

WHEREAS, Mr. Jiwani has served as Chief Financial Officer of Uroplasty;

WHEREAS, Mr. Jiwani and Uroplasty are parties to an employment agreement dated as of November 14, 2005 (the “Employment Agreement”);

WHEREAS, Uroplasty and Mr. Jiwani desire to fully and finally settle all issues, differences and actual and potential claims between them, including, but in no way limited to, any claim that might arise out of Mr. Jiwani’s employment with Uroplasty or his separation therefrom;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the sufficiency and adequacy of which are acknowledged by the parties, Mr. Jiwani and Uroplasty agree as follows:

1.            Resignation.  Mr. Jiwani hereby acknowledges and agrees that he has resigned from Uroplasty, and his employment with Uroplasty shall be terminated on, and that his last day of service to Uroplasty shall be, July 19, 2013 (the “Termination Date”).  Effective as of that date, Mr. Jiwani hereby resigns all positions as an officer of Uroplasty and any of its subsidiaries, or trustee or administrator of benefit plans of Uroplasty and any of its subsidiaries.

2.            Consideration.  In exchange for Mr. Jiwani’s release of claims, promises and covenants contained in this Agreement, Mr. Jiwani will receive severance in the form of a lump sum payment of one hundred and ninety-three thousand, eight hundred and fifty dollars ($193,850.00) (which Mr. Jiwani acknowledges includes (i) payment of severance equal to seven months’ salary, or $126,875, (ii) payment of the bonus of $46,061 with respect to Uroplasty’s fiscal year ended March 31, 2013, and (iii) payment of $20,914 of accrued vacation pay), payable on the 16th day after execution of this Agreement, or the next day thereafter on which banks are open for business.

 3.            Additional Compensation.  In addition to the consideration set forth in Section 2, Uroplasty will provide the following to Mr. Jiwani:

(a)            All compensation earned through and including the Termination Date, including salary and benefits;

(b)            All amounts payable under Uroplasty's 401(k) plan pursuant to, and at the time and in the manner specified in such Plan through the Termination Date.

4.	No Other Rights.

(a)  Mr. Jiwani acknowledges and agrees that the consideration set forth in Section 2 is in exchange for entering into this Agreement.  The payments referenced in Section 2 shall be deemed to be income to Mr. Jiwani solely in the year in which such payments are received by Mr. Jiwani and shall not entitle Mr. Jiwani to additional compensation or benefits of any kind, including but not limited to under any company bonus, stock compensation, incentive, or benefit plan or agreement, nor will it entitle Mr. Jiwani to any increased retirement, 401(k) benefits or matching benefits, or deferred compensation or any other benefits.  Mr. Jiwani further acknowledges and agrees that the benefits to be provided to him by this Agreement shall be in full payment and satisfaction of any and all financial obligations due to Mr. Jiwani from Uroplasty.

(b)  Notwithstanding Section 4(a), Uroplasty acknowledges that Jiwani holds options (the “Options”) to purchase an aggregate of 162,350 shares of Uroplasty Common Stock that shall, as described below, survive the Termination Date, including the following:

Grant Date	Total Shares	Unvested Shares	Exercise Price	Expiration Date[b]
2/14/05[a]	100,000	-0-	$3.00	2/14/15
2/2/07	17,500	-0-	2.65	10/17/13
6/5/08	30,000	-0-	0.85	10/17/13
6/8/10	9,125	-0-	4.94	10/17/13
6/7/11	5,725	1,908	7.98	10/17/13
a.  Granted pursuant to the Employment Agreement and continuing despite termination of employment until the tenth anniversary of the Employment Agreement.
b.  All Options except the Option referenced in footnote a expire 90 days after the Termination Date.

Mr. Jiwani acknowledges that to the extent listed as unvested, the Options set forth above expire on the Termination Date, and that all of the 16,237 shares of restricted stock held by Mr. Jiwani that remains unvested on the Termination Date shall be forfeited to the Company and cancelled.

5.            Tax Treatment.  Mr. Jiwani agrees that the payments referenced in Section 2 will be treated as income subject to W-2 reporting and withholding pursuant to state and federal laws.  It is understood that Uroplasty makes no representations or warranties with respect to the tax consequences of the payments referenced in Section 2.  Mr. Jiwani agrees to pay any amount that may be determined to be due and owing by him and not otherwise withheld as taxes, interest, penalties, or other government-required payments, arising out of the payments set forth in Section 2, for which he is solely responsible.

6.            409A Compliance.  This Agreement is intended to comply with the requirements of section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”), insofar as it relates to amounts subject to Section 409A, and this Agreement will be construed and administered accordingly.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Uroplasty and Mr. Jiwani of the applicable provision without violating the provisions of Section 409A.

7.            Indemnity.  Uroplasty hereby agrees to indemnify Mr. Jiwani to the fullest extent permitted by Minnesota Statutes Section 302A.521.  Uroplasty agrees that such indemnity shall apply to disputes arising out of or resulting from any matter, fact or thing occurring prior to the Termination Date even though commenced after such date.

8.	Release of Claims.

(a)  Mr. Jiwani, on behalf of himself, his spouse, successors, heirs, and assigns, hereby forever releases and discharges Uroplasty, including its predecessors, successors, assigns, parents, subsidiaries, and affiliated entities, and the directors, officers, employees, agents, shareholders and insurers of each (the “Released Parties”) to the fullest extent permitted by law from any and all claims, debts, liabilities, demands, promises, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, including liquidated damages or punitive damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, arising out of any act or omission occurring before Mr. Jiwani’s execution of this Agreement (except any claims arising out of or contemplated by this Agreement, and any claims under federal and state law that may not be released as a matter of law) including but not limited to:  (a) any claims based on, arising out of, or related to Mr. Jiwani’s employment with, or the termination of his employment with, Uroplasty, and any claims for compensation of any kind, including without limitation, amounts due under any contract, all regular salary, expenses, distributions, earned but unused vacation, bonuses and incentive compensation, and stock options; (b) any claims arising from rights under federal, state and/or local laws, including but not limited to those related to any form of retaliation, harassment or discrimination on any basis, or any related cause of action, and any labor code provisions, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Americans with Disability Act of 1990, as amended; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Family and Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; and/or Minn. Stat. §§ 181.940–181.944; and any provision of the Minnesota or federal constitutions; (c) any claims grounded in contract or tort theories, including but not limited to claims for wrongful discharge, breach of express or implied contract; breach of implied covenant of good faith and fair dealing; tortious interference with contractual relations or prospective economic benefit; promissory estoppel; breach of promise; breach of manuals or other policies; violation of public policy; fraud; misrepresentation; defamation, including libel, slander, and self-publication defamation; negligence; negligent hiring, supervision or retention; assault; battery; invasion of privacy; false imprisonment; infliction of emotional distress; harassment; or any other wrongful or unlawful acts, omissions, statements or practices; and/or (d) any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind.

Nothing in this Section 8(a) is intended to or does:  (1) impose any condition, penalty, or other limitation affecting Mr. Jiwani’s right to enforce or challenge this Agreement; (2) constitute an unlawful release or waiver of any of Mr. Jiwani’s rights under any laws; (3) waive or release any claim that arises after this Agreement is signed; (4) waive or release Mr. Jiwani’s right to file an administrative charge with any local, state, or federal administrative agency under applicable law, or participate in any agency investigation, although Mr. Jiwani does waive and release his right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (5) prevent or interfere with Mr. Jiwani’s right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

Mr. Jiwani agrees, understands, and acknowledges that, except as expressly stated herein, any and all claims which he has, had, or might have had against any of the Released Parties are fully released and discharged by this Agreement.

(b)  Mr. Jiwani represents, in good faith, that he is not aware of any violations of federal or state law or regulation, nor is he aware of any facts which would constitute a violation of any federal or state law, not disclosed to counsel for Uroplasty, and that he has not knowingly withheld any information relating to any violation of federal or state law or regulation .  Based in part thereon, Uroplasty hereby releases and discharges Mr. Jiwani from any and all liability for damages or claims of any kind, and agrees not to institute any claim for damages or otherwise, by charge or otherwise against Jiwani for any claims, including, but not limited to any statutory, contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Mr. Jiwani’s employment with Uroplasty, and/or the cessation of Mr. Jiwani’s employment with Uroplasty, except to the extent such claims or liability arise out of conduct by Jiwani with respect to which he would not be permitted indemnity under Minnesota Law.

Nothing in this Section 8(b) is intended to or does:  (1) impose any condition, penalty, or other limitation affecting Uroplasty’s right to enforce or challenge this Agreement; (2) constitute an unlawful release or waiver of any of Uroplasty’s rights under any laws; (3) waive or release any claim that arises after this Agreement is signed; (4) waive or release Uroplasty’s right to file an administrative charge with any local, state, or federal administrative agency under applicable law, or participate in any agency investigation, although Uroplasty does waive and release its right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (5) prevent or interfere with Uroplasty’s right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

9.            ADEA Compliance.  Mr. Jiwani has been informed of his right to review and consider this Agreement for 21 calendar days, if he so chooses.  Mr. Jiwani further agrees and acknowledges that (a) his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”); (b) he understands the terms of this Agreement; (c) Uroplasty advised Mr. Jiwani to consult with an attorney prior to executing this Agreement; and (d) Mr. Jiwani may rescind this Agreement insofar as it extends to potential claims under the ADEA by providing written notice to Uroplasty within seven (7) calendar days after the date of his signature below.  To be effective, the rescission must be in writing and delivered to Uroplasty either by hand or by mail within the seven (7)-day period.  If delivered by mail, the rescission must be:  (i) postmarked within the seven (7)-day period; properly addressed to Chief Executive Officer, Uroplasty, Inc., 5420 Feltl Road, Minnetonka, MN 55343; and (iii) sent by certified mail, return receipt requested.  In the event of such a rescission, (1) all of Uroplasty’s obligations under the Agreement shall be null and void, but the cessation of Mr. Jiwani’s employment will be unaffected, and (2) any payments made as of that date by Uroplasty pursuant to Section 2, above, shall be immediately repaid by Mr. Jiwani to Uroplasty.

10.            MHRA Compliance.  Mr. Jiwani also has been informed of his right to rescind this Agreement insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq., by providing written notice to Uroplasty within fifteen (15) calendar days after the date of his signature below.  To be effective, the rescission must be in writing and delivered to Uroplasty either by hand or by mail within the fifteen (15)-day period.  If delivered by mail, the rescission must be:  (i) postmarked within the fifteen (15)-day period; properly addressed to Chief Financial Officer, Uroplasty, Inc., 5420 Feltl Road, Minnetonka, MN 55343; and (iii) sent by certified mail, return receipt requested.  In the event of such a rescission, (1) all of Uroplasty’s obligations under the Agreement shall be null and void, but the cessation of Mr. Jiwani’s employment will be unaffected, and (2) any payments made as of that date by Uroplasty pursuant to paragraph 2, above, shall be immediately repaid by  Mr. Jiwani to Uroplasty.

11.            Employment Agreement/Noncompetition.   Mr. Jiwani hereby acknowledges that, except for the Option that constitutes Section 3 of the Employment Agreement, which shall remain outstanding in accordance with its terms, Uroplasty’s obligations under the Employment Agreement shall be, and are, terminated upon execution of this Agreement.   Mr. Jiwani acknowledges that his obligations under the Employment Agreement that are expressly intended to survive termination of his employment shall survive execution of this Agreement, including, without limitation: (a) the covenants against competition and solicitation contained in Section 4 of the Employment Agreement, and (b) the obligations with respect to trade secrets and confidential information contained in Section 8 of the Employment Agreement.

12.            Return of Company Records and Property.  By July 31, 2013,  Mr. Jiwani shall deliver to Uroplasty all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of Uroplasty or which relate in any way to the business, products, practices or techniques of Uroplasty, and all other property, trade secrets and confidential information of Uroplasty, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Uroplasty, which in any of these cases are in his possession or under his control.

13.            Agreement to Cooperate.  Upon request, Mr. Jiwani agrees to give reasonable assistance and cooperation in any matter relating to his expertise or experience as Uroplasty may request, including but not limited to (1) providing information concerning, or assistance with, investigations, claims, litigations, matters or projects in which Mr. Jiwani was involved or as to which Mr. Jiwani potentially has knowledge by virtue of his employment with Uroplasty, and/or (2) Mr. Jiwani’s attendance and truthful testimony where deemed appropriate by Uroplasty, with respect to any investigation or Uroplasty’s defense or prosecution of any existing or future claims or litigations relating to matters in which Mr. Jiwani was involved or as to which Mr. Jiwani potentially has knowledge by virtue of his employment with Uroplasty.  To the extent permitted by law, (i) Uroplasty will reimburse Mr. Jiwani’s reasonable expenses incurred in connection with any travel that may be required to fulfill his obligation under this paragraph, and (ii) to the extent that Mr. Jiwani is not a named party to the investigation, claim, litigation or matter for which he is providing assistance and cooperation and is not otherwise compensated, shall pay Mr. Jiwani for the actual time providing assistance (but not for the time required to travel), upon invoice reasonably detailing the time, at the rate of $105 per hour.

14.            Non-Disparagement.  Mr. Jiwani agrees he will refrain from making any comments or statements concerning Uroplasty, either in writing, electronically, orally, or otherwise that (a) are disparaging or defamatory or portray Uroplasty in a negative light, (b) in any way impair the reputation, goodwill, or legitimate business interest of Uroplasty; or (c) disparage the employees, agents, officers, directors, pricing, products, policies, or services of Uroplasty.  Uroplasty agrees that its directors and officers will refrain from making any statements, whether in writing, electronically, orally, or otherwise, that are disparaging or defamatory of Mr. Jiwani.  Notwithstanding the above, nothing herein shall preclude the parties from testifying truthfully in administrative proceedings, or under oath or under power of a subpoena.

15.            No Admission.  This Agreement shall not in any way be used or otherwise construed as an admission by Uroplasty that it has acted wrongfully with respect to Mr. Jiwani or any other person, or that Mr. Jiwani has any rights whatsoever against Uroplasty.  Uroplasty specifically disclaims any liability to, or wrongful acts against, Mr. Jiwani or any other person, on the part of itself, its directors, its officers, its employees, its representatives or its agents.

16.            Remedies.  Any breach by Mr. Jiwani of his covenants under this Agreement (including but not limited to the covenants in Sections 4 and 8 of the Employment Agreement, per Section 13 of this Agreement) will likely cause irreparable harm to Uroplasty or its affiliates for which money damages could not reasonably or adequately compensate Uroplasty or its affiliates.  Accordingly, Uroplasty or any of its affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants, in addition to damages and other available remedies, and Mr. Jiwani consents to the issuance of such an injunction without the necessity of Uroplasty or any such affiliate posting a bond, or if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount.

17.            Waiver of Breach.  The waiver by Uroplasty of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18.            Miscellaneous.

(a)  Entire Agreement.  Except for any confidentiality, non-competition, non-solicitation or similar provisions in other agreements between Uroplasty and Mr. Jiwani that continue to be applicable after Mr. Jiwani’s employment ends, which are hereby specifically preserved, this Agreement is the entire agreement between Mr. Jiwani and Uroplasty concerning the termination of Mr. Jiwani’s employment and it supersedes all other agreements and arrangements relating to the end of Mr. Jiwani’s employment including, without limitation, the Employment Agreement.  It is Mr. Jiwani’s intent to be legally bound by the terms of this Agreement.  No amendments, modifications or waivers of this Agreement shall be binding unless made in writing and signed by both Mr. Jiwani and a Uroplasty representative so authorized by the Board of Directors.

(b)  Nonassignable.  This Agreement is personal to Mr. Jiwani and may not be assigned by  Mr. Jiwani without the written agreement of Uroplasty.

(c)  Severability. Mr. Jiwani and Uroplasty agree that if any part, term, or provision of this Agreement should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Agreement shall not be affected or impaired in any way.  However, if Mr. Jiwani’s release of claims set forth in this Agreement is held invalid, illegal, or unenforceable, Uroplasty may void this Agreement.

(d)  Governing Law.  This Agreement will be governed by the laws of the State of Minnesota, without giving effect to its conflict of laws rules.  Any action brought by Mr. Jiwani or Uroplasty with respect to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Minnesota.

(e)  Consultation.  Mr. Jiwani hereby affirms and acknowledges that he has read the foregoing Agreement, that he has hereby been advised to consult with an attorney prior to signing this Agreement, and that he has done so.  Mr. Jiwani agrees that the provisions set forth in this Agreement are written in language understandable to him and further affirms that he understands the meaning of the terms of this Agreement and their effect.  Mr. Jiwani represents that he enters into this Agreement freely and voluntarily.

(f)  Construction.  Mr. Jiwani acknowledges and agrees that no promises or representations have been made to induce him to sign this Agreement other than as expressly set forth herein and that he has signed this Agreement as a free and voluntary act.   Further, this Agreement has been entered into after review of its terms by Mr. Jiwani and his counsel.  Therefore, there shall be no strict construction for or against either party.  No ambiguity or admission shall be construed against Uroplasty on the grounds that this Agreement or any of its provisions was drafted or prepared by Uroplasty.

(g)  Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)  Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

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By signing below, Mr. Jiwani acknowledges and affirms that he has read this Agreement completely.  Mr. Jiwani also acknowledges and affirms that:

•	He has had a sufficient period of at least twenty-one (21) days within which to consider whether or not to accept this Agreement;

•	The provisions of this Agreement are understandable to him;

•	He has had an opportunity to consult with an attorney of his choice, Uroplasty has encouraged him to do so, and he has freely exercised that opportunity to the extent desired; and

•	He has entered into this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated: July 19, 2013	/s/ MAHEDI A. JIWANI
Mahedi A. Jiwani

Dated: July 19, 2013	UROPLASTY, INC.

	By	/s/ James Stauner
James Stauner
Chairman